Exhibit 99.1

              InterDigital Updates Guidance for First Quarter 2007

      Recurring Royalties and Additional Royalty Payments Benefit
                                Quarter


    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--April 18, 2007--InterDigital Communications Corporation (NASDAQ:IDCC) today announced that it expects total first quarter 2007 revenue to be in the approximate range of $67 million to $68 million. This expectation reflects updated royalty reports which include additional royalties related to sales of covered products identified in a routine audit conducted by the company.

    Expected revenues for first quarter 2007 include the following approximate amounts:

    -- $57 million to $58 million of recurring patent licensing and technology solution revenue, including a higher than originally expected amount of $8.7 million from Sony Ericsson as a result of amounts identified in a routine audit;

    -- $9.3 million of non-recurring revenue related to prior period sales of Sony Ericsson's covered 2G products identified in the routine audit.

    "We are pleased with our first quarter 2007 revenue performance," said Richard Fagan, InterDigital's Chief Financial Officer. "As part of the management of our licensing business, we conduct routine periodic audits. With the exception of the additional amounts identified, our recurring revenue results were largely as expected."

    InterDigital expects overall expenses for first quarter 2007 to increase by approximately 12% to 15% from fourth quarter 2006, roughly in line with the company's previous projections. The company anticipates that patent arbitration and litigation costs for first quarter 2007 to be slightly below the low end of the previous guidance range of $6 million to $8 million. Additionally, the company expects sequential percentage growth in first quarter 2007 expenses excluding patent arbitration and litigation to be closer to the upper end of a mid-twenties level, as compared to the mid-teens level previously projected by the company. As previously projected, much of the anticipated increase in these expenses was due to increases in structural costs that reflect an overlap in incentive compensation plans as well as normal wage inflation and vacation accruals. In addition, the company's acceleration of planned expenditures associated with the company's development and fabrication of its dual mode 2G/3G ASIC (and related PC card reference platform) led to additional expenses during first quarter 2007.

    William J. Merritt, InterDigital's President and Chief Executive Officer, noted that the company continues to be encouraged by the opportunities for its terminal unit ASIC offering. "Based on our market intelligence, we believe that our terminal unit ASIC offering will be highly competitive in the data card market with performance characteristics superior to other products. Accordingly, we signed important agreements with a foundry and other key suppliers that accelerated a portion of our product-related initiatives and keep us on schedule to deliver engineering samples of our 2G/3G ASIC by late summer 2007. We believe that these investments support our growth strategy as we work to deliver valuable technology to the market."

    About InterDigital

    InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices, delivering time-to-market, performance and cost benefits. For more information, visit the InterDigital website: www.interdigital.com.

    This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to (i) our first quarter 2007 recurring and non-recurring revenues; (ii) our first quarter 2007 expenses; (iii) the competitive advantage of our dual mode 2G/3G ASIC offering; and, (iv) our schedule for the delivery of engineering samples of our ASIC by late summer 2007. Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, (i) final reviews of licensee royalty reports and related matters; (ii) finalization of product development expenses that should be capitalized or expensed; (iii) unanticipated obligations to third parties; (iv) changes in technology preferences, needs, availability, and pricing of competitive technologies and product offerings; and (v) unanticipated difficulties or delays in the production and delivery of ASIC engineering samples.

    InterDigital is a registered trademark of InterDigital
Communications Corporation.



    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Jack Indekeu, +1 610-878-7800
             jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, +1 610-878-7800
             janet.point@interdigital.com